Exhibit 10.9

2007 Senior Management Incentive Bonus Plan

Participants:	Marc D. Grodman, MD, CEO
Howard Dubinett, COO
Sam Singer, CFO
Charles T. Todd, Sr. VP Marketing & Sales
John Littleton, VP Sales
Warren Erdmann, VP Operations
Sally Howlett, VP Billing
Nick Papazicos, VP Financial Operations
Nick Cetani, VP Laboratory Director
James Weisberger, MD, CMO
Maryanne Amato, Director, Genpath
Richard L. Faherty, CIO

Proposed Plan:

A.                                   The Senior Management Incentive Bonus Plan will be based on Operating Income as a per cent of Total Net Revenues pursuant to the standard financial documents of the Company.

B.                                     There will be one class of participation.

C.                                     Operating Income shall consist of the Total Operating Income (hereinafter referred to as “TOI”) for the Entire Company including all divisions and subsidiaries.

D.                                    In the event that TOI shall be equal to or greater than 10% then and in such event, the participants will be entitled to a bonus based on the participant’s annual gross wages exclusive of any bonus, option exercise, auto expense charge-back,or other unearned revenue, pursuant o the following schedule:

If TOI is greater than	and less than	Percent Bonus
9.99%	10.51%	10%
10.50%	11.01%	15%
11.00%	11.51%	20%
11.50%	12.01%	25%
12.00%	12.51%	30%
12.50%	13.01%	35%
13.00%	13.51%	40%
13.50%	14.01%	50%
14.00%

E.                                      The maximum bonus to be paid under this program will be 50% of annual wages regardless of TOI.